EXHIBIT 4.2
DESCRIPTION OF THE GINNIE MAE GUARANTY
EXCERPTS FROM CHAPTER 1 OF THE GINNIE MAE MBS GUIDE
1-1: GENERAL FEATURES:
     The Government National Mortgage Association (Ginnie Mae), through its Mortgage-Backed Securities (MBS) Programs guarantees securities that are backed by pools of mortgages and issued by mortgage lenders (Issuers) approved by Ginnie Mae. Security holders receive a “pass-through” of the principal and interest payments on a pool of mortgages less amounts required to cover servicing costs and Ginnie Mae guaranty fees. The Ginnie Mae guaranty ensures that the security holder receives the timely payment of scheduled monthly principal and any unscheduled recoveries of principal on the underlying mortgages, plus interest at the rate provided for in the securities. If a borrower fails to make a timely payment on a mortgage, the Issuer must use its own funds to ensure that the security holders receive timely payment. If an Issuer fails to ensure that the funds necessary to make timely payment are available or otherwise defaults in the discharge of its responsibilities, Ginnie Mae, in accordance with its guaranty, will make payments to security holders.
1-5: PROGRAM AUTHORITY
     Ginnie Mae is a wholly-owned corporate instrumentality of the United States within the Department of Housing and Urban Development. Its powers are prescribed generally by Title III of the National Housing Act, as amended, Pub. L. 73-479, codified at 12 U.S.C. 1716 et seq.
     Ginnie Mae is authorized by section 306(g) of the National Housing Act to guarantee the timely payment of principal and interest on securities that are based on and backed by trusts or pools composed of mortgages that are insured or guaranteed by the Federal Housing Administration (FHA), the Department of Agriculture under the Rural Development (RD) program, or the Department of Veterans Affairs (VA), or guaranteed by the Secretary of Housing and Urban Development under section 184 of the Housing and Community Development Act of 1992 and administered by the Office of Public and Indian Housing (PIH). Ginnie Mae’s guaranty of MBS is backed by the full faith and credit of the United States.
1-6: GINNIE MAE’S GUARANTY
     Ginnie Mae’s guaranty, which is applicable with respect to all Ginnie Mae MBS, is included in the terms of each uncertificated Ginnie Mae MBS and appears on the face of each certificated Ginnie Mae MBS as follows:
GUARANTY:
The undersigned, pursuant to Section 306(g) of the National Housing Act, hereby guarantees to the registered holder thereof the timely payment of principal and interest set forth in the above instrument, subject only to the terms and conditions thereof. The full faith and credit of the United States is pledged to the payment of all amounts which may be required to be paid under this guaranty.
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION